Exhibit 10.1

19 June 2008

Anton Kudryashov

31 Abbots Drive

Virginia Water

GU25 4SE

UK

Dear Anton:

On behalf of CTC Media, Inc. (the “Company”), I am very pleased to offer you employment with the Company.  The purpose of this letter is to summarize the terms of your employment with the Company.  These terms will form the basis of a more comprehensive employment agreement and option agreement that we expect you and the Company to sign shortly after your acceptance of this offer.  Please note that this offer and the terms of your employment with the Company are both subject to the receipt of formal approval of the Company’s Board of Directors (the “Board”).

Employment.  You will be employed, effective 4 August 2008 (the “Commencement Date”), to serve in the position of Chief Executive Officer, reporting to the Board. You will be based in Moscow, Russia.  The Company acknowledges that from the Commencement Date through April 5, 2009, you will be permitted to work a reasonable number of days from the United Kingdom in order to satisfy residency requirements there.

Exclusivity.  In return for the compensation payments set forth in this letter, you agree to devote 100% of your professional time and energies to the Company and not engage in any other business activities without prior approval of the Board.

Compensation.  Your annual base salary (the “Base Salary”) will be the Russian ruble equivalent of $660,000 (determined on the basis of the US$/RUR exchange rate as reported by the Central Bank of the Russian Federation on the Commencement Date (the “Prevailing Exchange Rate”)), less all applicable Russian federal and local taxes and withholdings, for the period commencing on the Commencement Date and ending on December 31, 2009.  For the 2010 calendar year, the Base Salary shall be increased by 13.64%.  From January 1, 2011, the Base Salary may be adjusted from time to time in accordance with normal business practice and upon mutual agreement of the parties.  The Base Salary shall be pro-rated for any year in which you are not an employee of the Company for the full year.

Discretionary Bonus.  Beginning with 2009, you will be eligible for an annual discretionary award of up to the Russian ruble equivalent of $400,000 (determined on the basis of the Prevailing Exchange Rate), less all applicable Russian federal and local taxes and withholdings, subject to the achievement of performance targets to be set by the Board or a committee thereof in the first quarter of the relevant year.  Whether such performance targets

have been achieved will be decided by the Board or a committee thereof in its reasonable discretion.   In any event, you must be an active employee of the Company on the date the bonus for any year is distributed in order to be eligible for a bonus award for that year.  Subject to you being an active employee of the Company on the date bonuses for 2008 are distributed, you will be entitled to a discretionary bonus for 2008 in the amount of the Russian ruble equivalent of $166,667 determined on the basis of the Prevailing Exchange Rate.

Stock Option Grant.  Subject to the approval of the Company’s Board, the Company will grant to you an option in three tranches. The first tranche of the option (the “Time-Based Option”) shall be an option to purchase 1,521,241 shares of the Company’s Common Stock (1.0% of the shares outstanding as of December 31, 2007) which will vest as to 507,081 shares on the first anniversary of the Commencement Date and as to an additional 126,770 shares at the end of each of the immediately following eight quarters. The exercise price of the Time-Based Option will be the average of the official close price per share of the Company’s Common Stock, as reported by Nasdaq and as measured over the following 20 trading days: the Commencement Date and the 19 trading days immediately preceding the Commencement Date.

The second tranche of the option (the “Revenue Objective Option”) shall be an option for an aggregate of 760,621 shares of the Company’s Common Stock. The Revenue Objective Option shall be further divided into three tranches and one-third of the option shares shall be subject to achieving the Revenue Objective in 2009, the second one-third of the option shares shall be subject to achieving the Revenue Objective in 2010 and the final one-third shall be subject to achieving the Revenue Objective in 2011.  Upon achieving the Revenue Objective for any relevant year, the applicable option shares shall vest as to one-third of such shares on the date that the Board determines that such Revenue Objective has been achieved and the remainder shall vest in two equal installments on January 1st of each of the two years immediately following such determination.  If the Revenue Objective for any one year is not achieved then the applicable option shares for that year shall not vest; provided, however, that if the Cumulative Revenue Objective for any of the following years is achieved, the option shares applicable to the earlier Revenue Objective shall commence vesting from the year in which the Cumulative Revenue Objective is achieved, in accordance with the schedule set forth in the immediately preceding sentence of this paragraph.  For example, if the 2009 Revenue Objective is not achieved but the 2010 Cumulative Revenue Objective is achieved, the Revenue Objective Option shall commence vesting, in accordance with the schedule set forth in the third sentence of this paragraph, as to two-thirds of the shares underlying the Revenue Objective Option from the date the Board determines that the 2010 Cumulative Revenue Objective has been achieved.  If either or both of the 2009 and 2010 Revenue Objectives are not achieved but the 2011 Cumulative Revenue Objective is achieved, the Revenue Objective Option shall commence vesting, in accordance with the schedule set forth in the third sentence of this paragraph, as to 100% of the shares underlying the Revenue Objective Option from the date the Board determines that the 2011 Cumulative Revenue Objective has been achieved. For purposes hereof, “Revenue Objective” means, with respect to any of 2009, 2010 and 2011, that the Company’s consolidated total revenues (as adjusted for acquisitions that are consolidated for only a portion of such year, “Revenues”) for such year exceeded the Company’s consolidated total revenues for the immediately preceding year by at least five percentage points more than the Russian television advertising market for such year exceeded the Russian television advertising market for the immediately preceding year; by way of example if the Russian television advertising market for 2009 was 15% more than the Russian television advertising market for 2008, the Company’s total consolidated revenues for 2009 would need to be at least 20% more than such revenues for 2008 for the Revenue Objective to be met. The “Cumulative Revenue Objective” means, with respect to 2010, that the compound annual growth rate for Revenues from 2008 through 2010 exceeded by at least five percentage points the compound annual growth rate of the Russian television advertising market from 2008 through 2010; and with respect to 2011, that the compound annual growth rate for Revenues from 2008 through 2011 exceeded by at least five percentage points the compound annual growth rate of the Russian television advertising market from 2008 through 2011.  The exercise price of the Revenue Objective Option will be the official close price per share of the Company’s Common Stock on January 2, 2009, as reported by Nasdaq.

The third tranche of the option (the “Cost Objective Option”) shall be an option for an aggregate of 760,620 shares of the Company’s Common Stock. The Cost Objective Option shall be further divided into three tranches and one-third of the option shares shall be subject to achieving each of the Cost Objective and the Reorganization Objective in 2009, the second one-third of the option shares shall be subject to achieving each of the Cost Objective and the Reorganization Objective in 2010 and the final one-third shall be subject to achieving each of the Cost Objective and, if any, the Reorganization Objective in 2011.  Upon achieving the Cost Objective and the Reorganization Objective for any relevant year, the applicable option shares shall be deemed to have commenced vesting from 1 January 2009 in 12 equal quarterly installments.  If the Reorganization Objective is achieved for each of 2009, 2010 and, if any, 2011 but the Cost Objective is not achieved (i) in 2009 but is achieved in 2010 and/or 2011, the Cost Objective Option shall be deemed to vest as to two-thirds or 100%, respectively, of the shares underlying the Cost Objective Option or (ii) in 2009 and/or 2010 but is achieved in 2011, the Cost Objective Option shall be deemed to vest as to 100% of the shares underlying the Cost Objective Option, in each case, in accordance with the schedule set out in the immediately preceding sentence.  For purposes hereof, “Cost Objective” means, with respect to 2009, 2010 and 2011, that the Company’s total consolidated operating expenses other than (x) depreciation and amortization, (y) amortization of programming rights and (z) amortization of sublicensing rights (currently categorized as direct operating expenses and selling, general and administrative expenses, the “Operating Expenses”, as  adjusted for acquisitions that are consolidated for only a portion of any year) were lower than Operating Expenses in 2008 by 2.5%, 4.5% and 6.0%, respectively, for 2009, 2010 and 2011.  The Reorganization Objective shall mean, with respect to 2009, 2010 and 2011, putting into effect those organizational objectives for each such year that the Board approves based upon its review and consideration of the recommendations set out in the study by Booz Allen Hamilton commissioned by the Company in 2008. The exercise price of the Cost Objective Option will be the official close price per share of the Company’s Common Stock on January 2, 2009, as reported by Nasdaq.

All option vesting shall be subject to your continued employment by the Company.  All share numbers and exercise prices will be adjusted for future share splits or similar share reorganizations.

Vacation.  You will be eligible for a maximum of 20 business days of vacation per calendar year, subject to proration to your date of hire and to be taken at such times as may be approved in the sole discretion of the Company.  From the Commencement Date until April 5, 2009, you shall make a good faith determination regarding whether days spent in the United Kingdom toward satisfying your UK residency requirement shall be accrued as vacation days.   If as a result of time spent in the UK, you exceed the maximum number of vacation days to which you are entitled through April 5, 2009, the number of vacation days to which you are entitled for the remainder of 2009 shall be reduced by the number of extra days taken in that earlier period.

Relocation Expenses.  Upon presentation of reasonable documentary evidence of such expenses to the Audit Committee of the Board, the Company shall reimburse you for, or, in the case of rent-related prepayments, pay on your behalf, reasonable out-of-pocket expenses related to relocating from London to Moscow, including accommodation expenses in Moscow for you and your immediate family for a period of up to 18 months following the Commencement Date, hotel accommodation in Moscow until such time as suitable permanent accommodation can be secured, shipment of household goods to Moscow, fees charged by a local broker for locating a suitable home for you and your family in the Moscow area; and business class airfare between London and Moscow for you and your immediate family for a period of up to 18 months following the Commencement Date.  To the extent you are required to pay taxes in any applicable jurisdiction in relation to the reimbursement of these relocation expenses and upon presentation of reasonable evidence that such taxes are payable and have been or will be paid by you, the Company shall “gross-up” the amounts reimbursed to you to make you whole for such taxes.  The maximum amount the Company shall reimburse you for these relocation expenses shall be $1 million (which shall be inclusive of any tax “gross-up” amounts).

Transportation.  The Company shall provide you with the exclusive use of a new luxury sedan (which shall remain the property of the Company) and a driver during the term of your employment with the Company.  You shall have discretion to choose the make of the car so long as the cost of such car does not exceed the amount allocated for the CEO’s car in the Company’s current budget.

Insurance.  While you are employed by the Company, the Company shall provide you and your immediate family with medical insurance with a reputable international health insurance provider.  Your insurance coverage shall be governed by the terms of the insurance policy and the Company will use its reasonable efforts to cause such coverage to take effect promptly following the Commencement Date.

Taxes.  Other than as expressly set out above with respect to the “gross-up” of the reimbursement of relocation expenses, you shall be responsible for all your own federal and/or local taxes payable in Russia or any other jurisdiction in which you are subject to tax.

Personal assistant.  The Company shall provide you with a personal assistant who shall work exclusively for you.  The Company shall also provide office space for a second personal assistant for whom you shall bear full responsibility for all compensation expenses.

Mobile phone.  The Company shall provide you with a mobile phone and pay the line rental and service fees and the cost of any business-related calls and data traffic.

IT items.  The Company will consider on a case-by-case basis your reasonable requests for home office equipment (such as a laptop computer, printer and/or fax machine) and to the extent the Company believes your service to the Company requires the use of such items it will provide them to you.

Reimbursement of Expenses.  While employed, the Company shall reimburse you for reasonable travel or other business-related out-of-pocket expenses incurred in connection with the performance of your employment duties upon presentation of receipts and/or other documentation evidencing such expenses.  When travelling on business, you shall be entitled to be reimbursed for business class air fare; provided, however, that for air travel in excess of 5 hours flying time, you shall be entitled to be reimbursed for first class air fare.

Other Benefits.  From time to time the Compensation Committee of the Board may approve other benefit programs to be generally available to the executive management of the Company.  You will be permitted to participate in such benefit programs provided that, to the extent applicable, any policies covering such benefits permit you to participate.

Notice of Termination.  If the Company elects to terminate your employment other than for cause, the Company shall provide you with six months’ advance notice.  If you elect to terminate your employment with the Company, you shall provide the Company with six months’ advance notice.  For purposes of this letter, “for cause” termination shall be deemed to exist upon (i) a good faith finding by the Company that (A) you have failed to adequately perform the material aspects of your assigned duties for the Company in a manner that materially and adversely affects the Company, after written notice of such failure of such duties and a reasonable opportunity to correct such failure, or (B) you have engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Company; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony; (iii) your material breach of your non-compete, non-solicitation and non-disclosure provisions of your employment agreement if such breach is caused by your intentional misconduct or gross negligence; or (iv) your intentional violation of Company policy in a manner that materially and adversely affects the Company, after written notice of such violation and a reasonable opportunity to correct such failure.

Non-Compete; Non-Solicitation and Non-Disclosure Agreement. Your employment agreement will contain non-compete, non-solicitation and non-disclosure provisions.

Other Agreements and Governing Law.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.  Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  This letter and the resolution of any disputes under this letter will be governed by the laws of the state of Delaware.

*              *              *

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me.  If you do not accept this offer by 27 June 2008, this offer will lapse.

On behalf of CTC Media, Inc.

/s/ Peter Aven

Peter Aven
Co-Chairman of the Board

The foregoing correctly sets forth the terms of my initial employment by CTC Media, Inc.

/s/ Anton Kudryashov	Date:	19 June 2008
Anton Kudryashov